AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”) is made and entered into by and between Mitcham Industries, Inc., a Texas corporation (the “Company”), and Billy F. Mitcham, Jr. (“Executive”), effective as of September 8, 2015 (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, Executive and the Company previously entered into that certain Employment Agreement, dated as of January 15, 1997 (the “Prior Agreement”);

WHEREAS, the Board of Directors of the Company (the “Board”) recognizes that the Company participates in a changing and challenging market segment;

WHEREAS, the parties desire to enter into this Agreement to provide incentives to Executive to ensure the development and implementation of a new strategic plan for the future of the Company including the identification of, appointment of and transition to a new President and Chief Executive Officer of the Company; and

WHEREAS, this Agreement supersedes and replaces the Prior Agreement in its entirety.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

1. Employment. During the Employment Period (as defined in Section 4), the Company shall employ Executive, and Executive shall serve, as President and Chief Executive Officer of the Company (“CEO”) and in such other similar position or positions as may be reasonably assigned by the Board from time to time, including positions with respect to any direct or indirect subsidiary of the Company. In the event a new CEO is appointed during the Employment Period, Executive shall remain employed pursuant to this Agreement as CEO Emeritus and Founder. During the Employment Period the Company will take all reasonable actions as customary to provide for the nomination of Executive as a member of the Board.

2. Duties and Responsibilities of Executive.

(a) During the Employment Period, excluding any periods of Disability as defined in this Agreement, vacation and sick leave to which Executive is entitled, Executive shall devote Executive’s full business time, attention and reasonable commercial efforts to the business of the Company and, as applicable, its direct or indirect subsidiaries (the Company and its direct or indirect subsidiaries are collectively referred to herein as the “Company Group”), as may be requested by the Board from time to time. In Executive’s capacity as President and CEO, Executive shall have the duties, responsibilities and authorities customarily associated with the positions of President and CEO in a company the size and nature of the Company. Should Executive become CEO Emeritus and Founder, he will have such authorities and responsibilities as the Board may reasonably assign and which are customarily associated with executive level duties. The Company acknowledges that Executive may, from time to time, perform his duties under this Agreement from his residence or other location away from the Company’s offices provided such alternate location does not materially impede the performance of Executive’s duties and responsibilities under this Agreement. Executive may, without violating this Agreement, (i) as a passive investment, own securities in such form or manner as will not require any significant services by Executive in the operation of the entities in which such securities are owned; (ii) engage in charitable and civic activities (including service on civic or charitable boards or committees); (iii) deliver lectures, fulfill speaking engagements or teach at educational institutions; or (iv) with the prior written consent of the Board, engage in other personal activities and passive investment activities, in each case, so long as such interests or activities do not interfere with Executive’s ability to fulfill Executive’s duties and responsibilities under this Agreement and are not inconsistent with Executive’s obligations to the Company Group or competitive with the business of the Company Group.

(b) The obligations described in this Agreement are in addition to, and not in lieu of, the fiduciary duties, including duties of loyalty and disclosure, Executive owes each member of the Company Group under statutory and common law.

3. Compensation.

(a) Base Salary. During the Employment Period, the Company shall pay to Executive an annualized base salary of $481,525 (the “Base Salary”) in consideration for Executive’s services under this Agreement, payable in substantially equal installments in conformity with the Company’s customary payroll practices for similarly situated employees as may exist from time to time, but no less frequently than monthly. The parties acknowledge that the amount of the Base Salary as just stated is based on a reduction of 15% applied to the salary of Executive and other senior executives of the Company prior to the Effective Date. The parties agree that if at any time during the Employment Period, the Company reinstates all or any part of that salary reduction for any of the other senior executives of the Company (other than in connection with merit-based increases for such other senior executives), the reinstatement shall be applied to increase the Base Salary in the same manner the reinstatement is applied to such other senior executive(s). The Base Salary shall not be decreased, other than with Executive’s prior written consent, and subsequent increases and the term “Base Salary,” as utilized in this Agreement shall refer to Base Salary as so increased. Notwithstanding anything in this Agreement to the contrary, amounts paid to Executive under the Company’s short-term disability or sick leave plan or policy shall reduce dollar for dollar the amount of Base Salary otherwise payable to Executive.

(b) Annual Bonus. In addition to Annual Base Salary, Executive may be awarded, for each fiscal year or portion thereof during the Employment Period, an Annual Bonus (the “Annual Bonus”). The Annual Bonus will be subject to a combination of financial, operational and individual performance goals to be established by the Compensation Committee of the Board. The Annual Bonus payable (upon achievement of the performance metrics) will be targeted at 100% of Base Salary (the “Target Annual Bonus”), up to a maximum of 200% of Base Salary. Achievement of threshold performance will result in an Annual Bonus equal to 50% of Base Salary. Achievement below threshold performance will result in no Annual Bonus. The Annual Bonus shall be paid in accordance with normal Company policy for annual bonus payments to its senior executives that results in payment during the fiscal year following the fiscal year of the performance period but no later than 180 days following the end of the fiscal year of the performance period.

(c) Equity Awards. In consideration for Executive entering into this Agreement, (i) as soon as administratively practicable on or following the Effective Date, but no later than 60 days following the Effective Date, the Board and the Company shall grant Executive an option to purchase 65,000 shares of the Company’s common stock, par value $.01 per share, (“Common Stock”) with a per share exercise price equal to the greater of $5.00 or the fair market value of the Common Stock (as determined pursuant to the Mitcham Industries, Inc. Amended and Restated Stock Awards Plan (the “Stock Awards Plan”)) on the date of grant of such option (the “Year One Option”), and (ii) on May 2, 2016, and subject to Executive’s continued employment with the Company through such date (except as provided in Section 7(f)(ii)(D)), the Board and the Company shall grant Executive an additional option to purchase 100,000 shares of the Company’s Common Stock with a per share exercise price equal to the greater of $5.00 or the fair market value of the Common Stock (as determined pursuant to the Stock Awards Plan) on the date of grant of such option (the “Year Two Option”). Subject to Executive’s continued employment with the Company (except as otherwise provided in Section 7(f)(ii)(C)), the Year One Option will become exercisable in substantially equal installments on the first, second and third anniversaries of the Effective Date. Subject to Executive’s continued employment with the Company (except as otherwise provided in Section 7(f)(ii)(C)), the Year Two Option will become exercisable in substantially equal installments on May 2, 2017, May 2, 2018, and the last business day preceding the third anniversary of the Effective Date. The options will be granted pursuant to and will be subject to the terms and conditions of the Stock Awards Plan and the agreements evidencing such awards. In addition, during the Employment Period Executive will be eligible to receive such equity awards as may be determined and awarded in the discretion of the Compensation Committee of the Board.

(d) Termination Payment. On the first regular pay date following the end of the Term but not later than 30 days following the last day of the Term, unless earlier paid pursuant to Section 7, Executive will receive a single lump sum payment, less applicable withholding, equal to $350,000 (the “Termination Payment”). For purposes of clarity, Executive will be entitled to receive the Termination Payment either pursuant to this Section 3(d) or pursuant to Section 7 but not both. The Termination Payment may be paid in cash or shares of Common Stock issued in a transaction registered under the Securities Act of 1933, as amended, as elected by the Compensation Committee of the Board and subject to applicable law and the rules of the Nasdaq Stock Market. The number of such shares will be determined by dividing the Termination Payment by the closing price of the Common Stock on the last trading day preceding the date the Company takes all actions necessary and appropriate to issue the shares of Common Stock.

4. Term of Employment. The term of this Agreement shall be for the period beginning on the Effective Date and ending on the third (3rd) anniversary of the Effective Date (the “Term”). Notwithstanding any other provision of this Agreement, Executive’s employment pursuant to this Agreement may be terminated at any time in accordance with Section 7. The period from the Effective Date through the last day of the Term or, if sooner, the termination of Executive’s employment pursuant to this Agreement, regardless of the time or reason for such termination, shall be referred to herein as the “Employment Period.”

5. Business Expenses. Subject to Section 24, the Company shall reimburse Executive for Executive’s reasonable out-of-pocket business-related expenses actually incurred in the performance of Executive’s duties under this Agreement so long as Executive timely submits all documentation for such reimbursement, as required by Company policy in effect from time to time. Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of such documentation (but in any event not later than the close of Executive’s taxable year following the taxable year in which the expense is incurred by Executive). In no event shall any reimbursement be made to Executive for such expenses incurred after the date of Executive’s termination of employment with the Company. Executive is not permitted to receive a payment in lieu of reimbursement under this Section 5.

6. Benefits.

(a) Benefit Plans. During the Employment Period, Executive shall be eligible to participate in the same benefit plans and programs in which other similarly situated Company employees are eligible to participate, subject to the terms and conditions of the applicable plans and programs in effect from time to time, including but not limited to health and welfare benefits, life and accidental death and dismemberment insurance and the Company’s 401(k). The Company shall not, however, by reason of this Section 6(a), be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such plan or policy, so long as such changes are similarly applicable to similarly situated Company employees generally. The Company currently maintains a Protected Term Life Insurance Policy providing for an amount of coverage equal to approximately $138,000 (the “Term Policy”). During the Employment Period, the Company will continue to pay the annual premiums under the Term Policy.

(b) Vacation. During the Employment Period, Executive shall be entitled to accrue vacation in accordance with the Company’s vacation policies (which accrual will be no less than six weeks’ vacation per annum (prorated for partial years)), which shall be taken pursuant to the Company’s vacation policies, as in effect from time to time. Executive acknowledges and agrees that any unused vacation will be forfeited at the end of each calendar year; provided, however, to the extent the Company adopts a vacation policy applicable to employees generally following the Effective Date, Executive will be subject to that vacation policy instead of the vacation policy described in this sentence.

(c) Office and Support Staff. During the Employment Period, Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to secretarial and other assistance to the extent needed to fulfill his corporate responsibilities.

7. Termination of Employment.

(a) Company’s Right to Terminate Executive’s Employment for Cause. The Company shall have the right to terminate Executive’s employment hereunder at any time for “Cause.” For purposes of this Agreement, “Cause” shall mean any of the following events other than due to Disability or medical condition protected by law:

(i) Executive’s final conviction of a felony crime (after exhausting all appeals) that enriched Executive at the expense of the Company;

(ii) a material breach by Executive of a material fiduciary duty owed to the Company resulting in substantial financial harm to the Company;

(iii) or a material breach by Executive of any of the covenants made by him in Sections 9 and 10 hereof; or

(iv) Executive’s willful failure or refusal to perform Executive’s obligations pursuant to this Agreement or to follow any reasonable directive from the Board (as opposed to unsatisfactory performance), as determined by the Board (sitting without Executive) and in either case resulting in substantial financial harm to the Company; provided, however, that if Executive’s actions or omissions as set forth in this Section 7(a)(iv) are of such a nature that they may be cured, such actions or omissions must remain uncured 30 days after the Company or the Board has provided Executive written notice providing the details of such willful failure or refusal and requesting Executive to cure such actions or omissions.

(b) Company’s Right to Terminate for Convenience. The Company shall have the right to terminate Executive’s employment for convenience at any time and for any reason, or no reason at all, upon advance written notice to Executive.

(c) Executive’s Right to Terminate for Good Reason. Executive shall have the right to terminate Executive’s employment with the Company at any time for “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean:

(i) a material diminution in Executive’s Base Salary;

(ii) a material breach by the Company of any of its covenants or obligations under this Agreement; provided, however, any reduction in Executive’s authority or duties or the reassignment of any of Executive’s duties due to Executive’s incapacity during any medical leave of Executive or pursuant to Executive’s transition from President and CEO to CEO Emeritus and Founder will not constitute “Good Reason;” or

(iii) the relocation of the geographic location of Executive’s principal place of employment by more than 35 miles from the location of Executive’s principal place of employment as of the Effective Date.

Notwithstanding the foregoing provisions of this Section 7(c), any assertion by Executive of a termination of employment for Good Reason shall not be effective unless all of the following conditions are satisfied: (1) the condition described in the foregoing clauses of this Section 7(c) giving rise to Executive’s termination of employment must have arisen without Executive’s consent; (2) Executive must provide written notice to the Company of such condition in accordance with Section 21 within 60 days of the initial existence of the condition; (3) the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by the Company; and (4) the date of Executive’s termination of employment must occur within 90 days after such notice is received by the Company.

(d) Death or Disability. Upon the death of Executive, Executive’s employment with Company shall terminate. In addition, the Company may terminate Executive’s employment with the Company upon Executive’s Disability. For purposes of this Agreement, a “Disability” shall exist (i) if Executive participates at the time of determination in a long-term disability plan or program maintained by the Company for its employees (“LTD Plan”), upon Executive becoming eligible to receive long-term disability benefits under the LTD Plan, or (ii) Executive does not participate in such a LTD Plan at the time of determination, if Executive is unable to perform the essential functions of Executive’s position, with reasonable accommodation, due to an illness or physical or mental impairment or other incapacity that continues, or can reasonably be expected to continue, for a period in excess of 180 days, whether or not consecutive, during any 365-day period. The determination of whether Executive has incurred a Disability under the foregoing clause (ii) will be made in good faith by the Board and the period of 180 days will not include any period preceding the Effective Date.

(e) Executive’s Right to Terminate for Convenience. Executive shall have the right to terminate Executive’s employment with the Company for convenience at any time and for any other reason, or no reason at all, upon 90 days’ advance written notice to the Company; provided, however, that if Executive has provided notice to the Company of Executive’s termination of Executive’s employment, the Company may determine, in its sole discretion, that such termination shall be effective on any date prior to the effective date of termination provided in such notice so long as at the time of such determination the Company pays to Executive in a single lump sum within 15 days from the date of Executive’s termination an amount equal to the amount that Executive would have been paid in Base Salary had he continued to be employed through the effective date of termination provided in Executive’s advance written notice (and, if such earlier date is so required, then it shall not change the basis for Executive’s termination of employment nor be construed or interpreted as a termination of employment pursuant to Section 7(b)).

(f) Effect of Termination.

(i) If Executive’s employment hereunder terminates for any reason, Executive shall be entitled to receive payment of: (A) Base Salary through the date of termination, (B) Executive’s accrued and unused vacation through the date of termination as determined in accordance with Company policy in effect at the time of termination, provided, however, that notwithstanding such Company policy, the amount of vacation the Executive is entitled to accrue will not be less than six weeks per annum and the amount of vacation accrued and unused through the date of termination will not be more than six weeks or, if greater, the amount accrued and unused to the benefit of the Executive pursuant to the written Company vacation policy in effect at the time of termination, (C) subject to Sections 5 and 24, Executive’s unreimbursed business expenses incurred through the date of termination, and (D) the Termination Payment (collectively, the “Accrued Obligations”). All such amounts shall be paid as soon as practicable but not later than 15 days from the date of Executive’s termination of employment.

(ii) If Executive’s employment hereunder is terminated prior to the expiration of the Term, either (x) by the Company without Cause pursuant to Section 7(b), (y) by Executive for Good Reason pursuant to Section 7(c) or (z) by the Company due to Disability or due to the death of Executive pursuant to Section 7(d), then, in addition to the Accrued Obligations, so long as Executive (or after Executive’s death, Executive’s executor, personal representative or heirs): (I) executes on or before the Release Expiration Date (as defined below), and does not revoke within the time provided by the Company to do so, which time will not be less than seven days or greater than ten days, a release of all claims substantially in the form attached hereto as Exhibit A, subject to any changes required by applicable law (“Release”); and (II) abides by Executive’s continuing obligations under any of Sections 9, 10, and 11 then Executive shall be entitled to receive the following:

(A) an amount, less applicable withholding and without interest, equal to the Base Salary otherwise payable to Executive for the period beginning on Executive’s termination of employment and ending on the last day of the Term, which shall be paid in a single lump sum on or before the date that is 60 days after the date on which Executive’s employment terminates (the “Termination Date”), plus an amount equal to Executive’s Annual Bonus for the fiscal year in which Executive’s termination of employment becomes effective that would have been payable based upon the achievement of the performance objectives established for such year had Executive continued in employment, prorated for the number of days Executive was employed during such fiscal year and paid at the time annual bonus payments are made to other senior executives of the Company (collectively, the “Severance Payment”); and

(B) continued participation for the remainder of the Term in the Company’s group health benefit plans (including but not limited to medical, dental and vision) at the cost for employee and spousal coverage in effect for active employees during the period of such coverage; provided, however, in the event a termination pursuant to this Section 7(f)(ii) occurs during the Employment Period and following the occurrence of a “Change of Control” (as such term is defined in the Stock Awards Plan) the health plan continuation provided pursuant to this Section 7(f)(ii)(B) will continue through the fifth anniversary of the Effective Date,

(C) full and immediate vesting upon such termination for all restricted stock and restricted stock units for Company stock held by Executive immediately prior to such termination and all restrictions thereon shall lapse upon such termination, and all stock options for Company stock held by Executive immediately prior to such termination shall become immediately vested and exercisable and all such options shall continue to be exercisable for the remainder of their original term as if Executive’s employment had not terminated but not longer than 10 years after their original grant date, and

(D) In the event Executive’s employment was terminated by the Company without Cause pursuant to Section 7(b) or by Executive for Good Reason pursuant to Section 7(c), in either case, prior to May 2, 2016, Executive will also be granted, immediately prior to such termination, the Year Two Option, which option will be fully vested and exercisable upon grant for a term of 10 years from the grant date of such option.

(iii) If the Release is not executed on or before the Release Expiration Date or if Executive executes the Release and then revokes it within the time provided by the Company to do so, then Executive shall not be entitled to any portion of the Severance Payment. As used herein, the “Release Expiration Date” is that date that is 21 days following the date upon which the Company delivers the Release to Executive (which shall occur no later than seven days after the Termination Date) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is 45 days following such delivery date.

8. Conflicts of Interest. Executive shall promptly disclose to the Board any actual or potential conflict of interest involving Executive upon Executive becoming aware of such conflict or potential conflict. For purposes of this requirement, a conflict of interest shall exist when Executive engages in, or plans to engage in, any activities, associations, or interests that conflict with, or reasonably creates an appearance of a conflict with, Executive’s duties, responsibilities, authorities, or obligations for and to the Company Group. For the avoidance of doubt, the parties acknowledge that Executive’s brother is engaged in a Business competitive with the Company and social and family activities of Executive and his brother that are not Business-related are not intended to be, and will not constitute, a violation of this Section 8 or any policy of the Company regarding conflicts of interest.

9. Confidentiality. In the course of Executive’s employment with the Company and the performance of Executive’s duties on behalf of the Company Group hereunder, Executive will be provided with, and will have access to, Confidential Information (as defined below) of the Company Group and confidential information of third parties who have supplied such information to the Company Group, as applicable. In consideration of Executive’s receipt and access to such Confidential Information and in exchange for other valuable consideration provided hereunder, and as a condition of Executive’s employment, Executive agrees to comply with this Section 9.

(a) Executive agrees, both during the Employment Period and thereafter that, except as expressly permitted by this Agreement or by directive of the Board, Executive shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company Group. Executive acknowledges and agrees that Executive would inevitably use and disclose Confidential Information in violation of this Section 9 if Executive were to violate any of the covenants set forth in Section 10. Executive shall follow all Company policies and protocols regarding the physical security of all documents and other material containing Confidential Information (regardless of the medium on which the Confidential Information is stored). The covenants of this Section 9(a) shall apply to all Confidential Information, whether now known or later to become known to Executive during the period that Executive is employed or affiliated with the Company or any member of the Company Group.

(b) Notwithstanding any provision of Section 9(a) to the contrary, Executive may make the following disclosures and uses of Confidential Information:

(i) disclosures to other employees of or attorneys for the Company Group who in the reasonable and good faith belief of Executive have a need to know the information in connection with the business of the Company Group;

(ii) disclosures to customers and suppliers when, in the reasonable and good faith belief of Executive, such disclosure is in connection with Executive’s performance of Executive’s duties under this Agreement and is in the best interests of the Company Group;

(iii) disclosures and uses that are approved in writing by the Board;

(iv) disclosures to a person or entity that has (x) been retained by the Company Group to provide services to the Company Group and (y) agreed in writing to abide by the terms of a confidentiality agreement; or

(v) disclosures for the purpose of complying with any applicable laws or regulatory requirements or that Executive is legally compelled to make by deposition, interrogatory, request for documents, subpoena, civil investigative demand, order of a court of competent jurisdiction, or similar process, or otherwise by law; provided, however, that, prior to any such disclosure, Executive shall, to the extent legally permissible and practicable:

(A) provide the Board with prompt notice of such requirements so that the Board may, at its expense, seek a protective order or other appropriate remedy or waive compliance with the terms of this Section 9;

(B) consult with the Board on the advisability of taking steps to resist or narrow such disclosure; and

(C) cooperate with the Board (at the Company’s reasonable cost and expense) in any attempt it may make to obtain a protective order or other appropriate remedy or assurance that confidential treatment will be afforded the Confidential Information; and in the event such protective order or other remedy is not obtained, Executive agrees (1) to furnish only that portion of the Confidential Information that is required to be furnished, as advised by written opinion of counsel to Executive, if any, and (2) to exercise (at the Company’s reasonable cost and expense) all reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

(c) Upon the expiration of the Employment Period and at any other time upon request of the Company, Executive shall promptly surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information in Executive’s possession, custody and control and shall not retain any such document or other materials. Within 10 days of any such request, Executive shall certify to the Company in writing that all such documents and materials have been returned to the Company.

(d) All non-public or proprietary information, trade secrets, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by or disclosed to Executive, individually or in conjunction with others, during the period that Executive is employed by the Company and any other member of the Company Group (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to any member of the Company Group’s businesses or properties, ownership, regulatory status, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, processes, business plans, business practices, strategies for developing business and market share, research, financial and sales data, pricing information, evaluations, opinions, interpretations, acquisition prospects, vendors or suppliers, compensation paid to employees or other terms of employment, the identity of customers or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) is defined as “Confidential Information.”  Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company Group and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement. For purposes of this Agreement, Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of Executive or any of Executive’s agents; (ii) was available to Executive on a non-confidential basis before its disclosure by a member of the Company Group; (iii) is personal compensation information, tax information, insurance information, or other similar personal information regarding Executive, or (iv) becomes available to Executive on a non-confidential basis from a source other than a member of the Company Group; provided that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Company Group.

(e) Nothing herein will prevent Executive from making a good faith report of possible violations of applicable law to any governmental agency or entity or making disclosures that are protected under the whistleblower provisions of applicable law.

10. Non-Competition; Non-Solicitation.

(a) The Company shall provide Executive access to the Confidential Information for use only during the Employment Period, and Executive acknowledges and agrees that the Company Group will be entrusting Executive, in Executive’s unique and special capacity, with developing the goodwill of the Company Group, and in consideration thereof and in consideration of the Company providing Executive with access to Confidential Information and as an express incentive for the Company to enter into this Agreement and employ Executive, Executive has voluntarily agreed to the covenants set forth in this Section 10. Executive further agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects and not oppressive, will not cause Executive undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Company Group’s Confidential Information, goodwill and substantial and legitimate business interests.

(b) Executive agrees that, during the Prohibited Period, Executive shall not, without the prior written approval of the Company, directly or indirectly, for Executive or on behalf of or in conjunction with any other person or entity of whatever nature:

(i) engage in or participate within the Market Area in competition with any member of the Company Group in any aspect of the Business, which such prohibition shall prevent Executive from, within the Market Area, (A) directly or indirectly owning, managing, operating, joining, becoming an officer, director, employee or consultant of any person or entity engaged in, or planning to engage in, such Business in competition, or anticipated competition, with any member of the Company Group, and (B) loaning money to or selling or leasing equipment or real estate to, or otherwise being affiliated with any such person or entity, in either case in connection with any competition or anticipated competition in any aspect of the Business;

(ii) appropriate any Business Opportunity of, or relating to, the Company Group located in the Market Area;

(iii) solicit, canvass, approach, encourage, entice or induce any customer or supplier of any member of the Company Group to cease or lessen such customer’s or supplier’s business with the Company Group; or

(iv) solicit, canvass, approach, encourage, entice or induce any employee or contractor of the Company Group to terminate his, her or its employment or engagement with any member of the Company Group.

(c) Because of the difficulty of measuring economic losses to the Company Group as a result of a breach of the covenants set forth in Section 9 and in this Section 10, and because of the immediate and irreparable damage that would be caused to the members of the Company Group for which they would have no other adequate remedy, Executive agrees that the Company shall be entitled to enforce the foregoing covenants, in the event of a breach, by injunctions and restraining orders and that such enforcement shall not be the Company’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company at law and equity.

(d) The covenants in this Section 10 are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the arbitrator or court deems reasonable, and this Agreement shall thereby be reformed.

(e) For purposes of this Section 10, the following terms shall have the following meanings:

(i) “Business” shall mean the business and operations that are the same or similar to those performed by the Company and any other member of the Company Group for which Executive provides services or about which Executive obtains Confidential Information during the Employment Period, which such business and operations include any business that the Company or any other member of the Company Group have material plans to engage in.

(ii) “Business Opportunity” shall mean any commercial, investment or other business opportunity relating to the Business.

(iii) “Market Area” shall mean: (A) each state in the United States where, as of the Termination Date, the Company or any member of the Company Group conducts business; and (B) any other location within seventy five (75) miles of any location where, as of the Termination Date, the Company or any member of the Company Group has material plans to conduct business of which Executive is aware.

(iv) “Prohibited Period” shall mean the Employment Period and a period of 12 months following the end of the Employment Period.

11. Ownership of Intellectual Property. Executive agrees that the Company shall own, and Executive shall (and hereby does) assign, all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all discoveries, improvements and inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information authored, created, contributed to, made or conceived or reduced to practice, in whole or in part, by Executive during the period in which Executive is employed or affiliated with the Company or any other member of the Company Group that either (a) relate, at the time of conception, reduction to practice, creation, derivation or development, to the Company Group’s businesses or actual or anticipated research or development, or (b) were developed on any amount of any member of the Company Group’s time or with the use of any of the Company Group’s equipment, supplies, facilities or trade secret information (all of the foregoing collectively referred to herein as “Company Intellectual Property”), and Executive will promptly disclose all Company Intellectual Property to the Company. All of Executive’s works of authorship and associated copyrights created during the period in which Executive is or has been employed or affiliated with the Company or any other member of the Company Group and in the scope of Executive’s employment shall be deemed to be “works made for hire” within the meaning of the Copyright Act. Executive agrees to perform, during and after the period in which Executive is or has been employed or affiliated with the Company or any other member of the Company Group, all reasonable acts deemed necessary by the Company Group to assist the Company, at the Company’s expense, in obtaining and enforcing its rights throughout the world in the Company Intellectual Property. Such acts may include, but are not limited to, execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Company Intellectual Property.

12. Arbitration.

(a) Subject to Section 12(b), any dispute, controversy or claim between Executive and the Company arising out of or relating to this Agreement or Executive’s employment with the Company will be finally settled by arbitration in Houston, Texas before, and in accordance with the then-existing American Arbitration Association (“AAA”) Employment Arbitration Rules. The arbitration award shall be final and binding on both parties. Any arbitration conducted under this Section 12 shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA. The Arbitrator shall expeditiously (and, if practicable, within 120 days after the selection of the Arbitrator) hear and decide all matters concerning the dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as the Arbitrator deems relevant to the dispute before him or her (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator), and (ii) grant injunctive relief and enforce specific performance. The decision of the Arbitrator shall be reasoned, rendered in writing, be final and binding upon the disputing parties and the parties agree that judgment upon the award may be entered by any court of competent jurisdiction; provided, however, that the parties agree that the Arbitrator and any court enforcing the award of the Arbitrator shall not have the right or authority to award punitive or exemplary damages to any disputing party. The party whom the Arbitrator determines is the prevailing party in such arbitration shall receive, in addition to any other award pursuant to such arbitration or associated judgment, reimbursement from the other party of all reasonable legal fees and costs.

(b) It is recognized and acknowledged by Executive that a breach by Executive of the covenants contained in Sections 9, 10, and 11 will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain; and that the remedies at law for any such breach will be inadequate. Accordingly, notwithstanding Section 12 hereof, Executive agrees that in the event of a breach of any of the covenants contained in Sections 9, 10 and 11 in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.

(c) By entering into this Agreement and entering into the arbitration provisions of this Section 12, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.

(d) Nothing in this Section 12 shall prohibit a party to this Agreement from (i) instituting litigation to enforce any arbitration award, or (ii) joining the other party to this Agreement in a litigation initiated by a person or entity that is not a party to this Agreement.

13. Defense of Claims. During the Employment Period and thereafter, upon request from the Company, Executive shall reasonably cooperate with the Company Group in the defense of any claims or actions that may be made by or against any member of the Company Group that relate to Executive’s actual or prior areas of responsibility. The Company agrees to pay or reimburse Executive for all of Executive’s reasonable travel and other direct expenses incurred, or reasonably incurred, to comply with Executive’s obligations under this Section 13, including, without limitation, reasonable attorney’s fees to the extent incurred in the defense of claims or actions on behalf of a member of the Company Group only; provided that Executive provides reasonable documentation of same and obtains the Company’s prior approval for incurring such expenses; and provided further that Executive’s compliance with his obligations under this Section 13 after the end of the Employment Period is subject to the Company’s payment to Executive of a reasonable per diem fee for Executive’s services and such services being performed at mutually agreed to and convenient times.

14. D&O Insurance and Indemnification. Executive shall be covered by any director and officer liability insurance maintained by the Company, pursuant to the terms of the applicable plan(s) and policy(ies), and shall receive any indemnification protections provided by the Company, whether through the Company’s governing documents, separate indemnity agreements or otherwise, in each case, to the same extent as similarly situated officers and directors of the Company. The obligations set forth in this Section shall survive termination of this Agreement and the end of the Term in accordance with the terms of such applicable plan(s), policy(ies), governing documents or agreements and the Company agrees to keep in place such plan(s) and policy(ies) following the termination of this Agreement and the end of the Term to the extent such plan(s) and policy(ies) remain in effect for the Company’s then-current directors and officers.

15. Withholdings; Deductions. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by Executive.

16. Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits or Attachments referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. Unless the context requires otherwise, all references herein to an agreement, instrument or other document shall be deemed to refer to such agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. All references to “dollars” or “$” in this Agreement refer to United States dollars. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including all Exhibits attached hereto, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

17. Applicable Law; Submission to Jurisdiction. This Agreement shall in all respects be construed according to the laws of the State of Texas without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction. With respect to any claim or dispute related to or arising under this Agreement, the parties hereby consent to the arbitration provisions of Section 12 and recognize and agree that should any resort to a court be necessary and permitted under this Agreement, then they consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Houston, Texas.

18. Entire Agreement and Amendment. This Agreement contains the entire agreement of the parties with respect to the matters covered herein and supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof. This Agreement may be amended only by a written instrument executed by both parties hereto. This Agreement supersedes the Prior Agreement in all respects.

19. Waiver of Breach. Any waiver of this Agreement must be executed by the party to be bound by such waiver. No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time while such breach continues.

20. Assignment. This Agreement is personal to Executive, and neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferred by Executive. The Company may assign this Agreement without Executive’s consent to any member of the Company Group and to any successor (whether by merger, purchase or otherwise) (i) to all or substantially all of the equity, assets or businesses of the Company or (ii) in a “Change of Control” (as defined in the Stock Awards Plan).

21. Notices. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person or sent by facsimile transmission to the number, if applicable, set forth below, (b) on the first business day after such notice is sent by air express overnight courier service, or (c) on the third business day following deposit in the United States mail, registered or certified mail, return receipt requested, postage prepaid and addressed, in each case, to the following address, as applicable:

If to the Company, addressed to:

Mitcham Industries, Inc.

8141 SH 75 South

P. O. Box 1175

Huntsville, Texas 77342

If to Executive, addressed to:

Billy F. Mitcham, Jr.

563 Elkins Lake

Huntsville, Texas 77340

22. Counterparts. This Agreement may be executed in any number of counterparts, including by electronic mail or facsimile, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto.

23. Deemed Resignations. Except as otherwise determined by the Board or as otherwise agreed to in writing by Executive and any member of the Company Group prior to the termination of Executive’s employment, any termination of Executive’s employment shall constitute (a) an automatic resignation of Executive as an officer of the Company and each member of the Company Group, as applicable and (b) if applicable, an automatic resignation of Executive from the board of directors (or similar governing body) of any member of the Company Group (other than the Company) and from the board of directors (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which any member of the Company Group holds an equity interest and with respect to which board (or similar governing body) Executive serves as such Company Group member’s designee or other representative.

24. Section 409A.

(a) Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Code, and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent to avoid the imposition of additional taxes on Executive pursuant to Section 409A. Any payments or benefits under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of Executive’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A to the extent required for compliance with Section 409A.

(b) To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.

(c) Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Executive’s receipt of such payment or benefit is not delayed until the earlier of  the date of Executive’s death or (ii) the date that is six months after the Termination Date (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Executive (or Executive’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall any member of the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

25. Attorney’s Fees. The Company agrees to either pay directly or to reimburse Executive for reasonable attorney’s fees and any related expenses incurred by Executive in connection with the services of his attorneys concerning this Agreement as well as any previously proposed agreements intended or contemplated to replace the Prior Agreement. Such fees will be paid within 30 days after submission of an invoice or other request to pay by either Executive or his attorneys.

26. Effect of Termination. The provisions of Sections 3(d), 7, 9-15 and 23 and those provisions necessary to interpret and enforce them, shall survive any termination of this Agreement and any termination of the employment relationship between Executive and the Company.

27. Third-Party Beneficiaries. Each member of the Company Group that is not a signatory to this Agreement shall be a third-party beneficiary of Executive’s obligations under Sections 8, 9, 10, 11 and 12 and shall be entitled to enforce such obligations as if a party hereto.

28. Severability. If an arbitrator or court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

29. Clawback. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company or its affiliates which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company or its affiliates pursuant to any such law, government regulation, stock exchange listing requirement, or otherwise).

30. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

[Remainder of Page Intentionally Blank; Signature Page Follows]IN WITNESS WHEREOF, Executive and the Company each have caused this Agreement to be executed in its name and on its behalf, to be effective as of the Effective Date.

EXECUTIVE

/s/ Billy F. Mitcham, Jr.

Billy F. Mitcham, Jr.

MITCHAM INDUSTRIES, INC.

By: /s/ Robert P. Capps
Name: Robert P. Capps
Title: Co-Chief Operating Officer,
Executive Vice President-Finance and Chief Financial
Officer

EXHIBIT A

WAIVER AND GENERAL RELEASE

This Waiver and General Release (this “Agreement”) constitutes the release referred to in that certain Employment Agreement made as of September 8, 2015 (the “Employment Agreement”), between Mitcham Industries, Inc. (the “Company”) and Billy F. Mitcham, Jr. (“Executive”).

1. For good and valuable consideration, including the Company’s provision of certain severance pay to Executive in accordance with Section 7(f)(ii) of the Employment Agreement, Executive hereby releases, discharges and forever acquits the Company, its subsidiaries and affiliates, and each of the foregoing entities’ respective past, present and future stockholders, officers, members, partners, directors, managers, employees, agents, attorneys, heirs, representatives, successors and assigns (collectively, the “Company Parties”), in their personal and representative capacities, as well as all employee benefit plans maintained by any Company Party and all fiduciaries and administrators of any such plans, in their personal and representative capacities, from liability for, and hereby waives, any and all claims, damages, or causes of action of any kind related to Executive’s employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter occurring on or prior to the date that Executive signs this Agreement including, without limitation, (i) any alleged violation of:  (A) the Age Discrimination in Employment Act of 1967, as amended (including as amended by the Older Workers Benefit Protection Act); (B) Title VII of the Civil Rights Act of 1964, as amended; (C) the Civil Rights Act of 1991; (D) Sections 1981 through 1988 of Title 42 of the United States Code, as amended; (E) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (F) the Immigration Reform Control Act, as amended; (G) the Americans with Disabilities Act of 1990, as amended; (H) the National Labor Relations Act, as amended; (I) the Occupational Safety and Health Act, as amended; (J) the Family and Medical Leave Act of 1993; (K) any federal, state or local anti-discrimination or anti-retaliation law; (xii) any federal, state or local wage and hour law; (L) any other local, state or federal law, regulation or ordinance; and (M) any public policy, contract, tort, or common law claim; (ii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in, or with respect to, a Released Claim; (iii) any and all rights, benefits or claims Executive may have under any employment contract (including the Employment Agreement), incentive compensation plan or equity-based compensation plan with any Company Party except as expressly provided in the Employment Agreement and (iv) any claim for compensation or benefits of any kind not expressly set forth in Section 7(f)(i) or (ii) of the Employment Agreement (collectively, the “Released Claims”).  For the avoidance of doubt, this release includes, but is not limited to, a release of any claims for breach of contract, mental pain, suffering and anguish, emotional upset, impairment of economic opportunities, unlawful interference with employment rights, defamation, intentional or negligent infliction of emotional distress, fraud, wrongful termination, wrongful discharge in violation of public policy, breach of any express or implied covenant of good faith and fair dealing, any claim that a Company Party has dealt with Executive unfairly or in bad faith, and all other common law contract and tort claims. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

In no event shall the Released Claims include (a) any claim which arises after the date Executive executes this Agreement, (b) any claim to vested benefits under an employee benefit plan of any Company Party whether or not such plan is subject to ERISA or any other plan, policy or arrangement, including incentive and equity plans, maintained by the Company and its affiliates, (c) any claims related to the obligations of the Company under Section 7(f)(i) or (ii) of the Employment Agreement, (d) any rights of Executive as a shareholder or owner of any interest in any Company Party; or (e) any rights of indemnification or director and officer liability insurance coverage provided to Executive pursuant to the Company’s governing documents and/or pursuant to any other agreements or policies applicable to Executive immediately prior to the effective date of Executive’s termination of employment. This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious.  Rather, Executive is simply agreeing that, in exchange for the consideration recited in the first sentence of the above paragraph, any and all potential claims of this nature that Executive may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived.

By signing this Agreement, Executive is bound by it. Anyone who succeeds to Executive’s rights and responsibilities, such as heirs or the executor of Executive’s estate, is also bound by this Agreement.  This release also applies to any claims brought by any person or agency or class action under which Executive may have a right or benefit.

Notwithstanding the release of liability contained herein, nothing in this Agreement prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency or cooperating with such agency in any manner; provided, however, that Executive understands and agrees that Executive is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC or comparable state or local agency proceeding or subsequent legal actions.

2. Executive agrees not to bring or join any lawsuit against any of the Company Parties in any court or before any arbitration authority relating to any of the Released Claims.  Executive represents and warrants that Executive has not filed any claims, complaints, charges or lawsuits against any of the Company Parties with any governmental agency or with any state or federal court or arbitrator for, or with respect to, a matter, claim, or incident that occurred or arose out of one or more occurrences that took place on or prior to the date hereof. Executive further represents and warrants that Executive has made no assignment, sale, delivery, transfer or conveyance of any rights Executive has asserted or may have against any of the Company Parties to any person or entity, in each case, with respect to any Released Claims.

3. By executing and delivering this Agreement, Executive expressly acknowledges that:

(a) Executive has carefully read this Agreement;

(b) Executive has had at least [21] [45] days to consider this Agreement before the execution and delivery hereof to the Company [to be added if 45-day period applies:, and Executive acknowledges that attached to this Agreement are (i) a list of the positions and ages of those employees selected for termination (or participation in the exit incentive or other employment termination program); (ii) a list of the ages of those employees not selected for termination (or participation in such program); and (iii) information about the unit affected by the employment termination program of which Executive’s termination was a part, including any eligibility factors for such program and any time limits applicable to such program];

(c) Executive has been and hereby is advised in writing to discuss this Agreement with an attorney of Executive’s choice and Executive has had adequate opportunity to do so prior to executing this Agreement;

(d) Executive fully understands the final and binding effect of this Agreement; the only promises made to Executive to sign this Agreement are those stated in the Employment Agreement and herein; and Executive is signing this Agreement knowingly, voluntarily and of Executive’s own free will, and Executive understands and agrees to each of the terms of this Agreement; and

(e) With the exception of any sums that Executive may be owed pursuant to Sections 7(f)(i) or (ii) of the Employment Agreement, Executive has been paid all wages and other compensation to which Executive is entitled under the Employment Agreement and received all leaves (paid and unpaid) to which Executive was entitled during the period that Executive was employed by the Company and any other Company Party.

4. Notwithstanding the initial effectiveness of this Agreement, Executive may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven-day period beginning on the date Executive delivers this Agreement to the Board of Directors of the Company (such seven day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Executive and must be received by the Board of Directors of the Company before 11:59 p.m., [?] time, on the last day of the Release Revocation Period.  If an effective revocation is delivered in the foregoing manner and timeframe, this Agreement shall be of no force or effect and shall be null and void ab initio.  No consideration shall be paid if this Agreement is revoked by Executive in the foregoing manner.

5. In signing below, Executive: (a) forever waives and relinquishes any right or claim to reinstatement to active employment with any Company Party and further acknowledges that no Company Party has an obligation to rehire or return Executive to active duty at any time in the future; and (b) acknowledges that all agreements applicable to which Executive is a party or bound relating to non-competition, non-solicitation, non-recruitment, derogatory statements and confidential or proprietary information of a Company Party shall continue in full force and effect.

6. Executive agrees that the terms and conditions of this Agreement are confidential and that he will not, directly or indirectly, disclose the existence of or terms of this Agreement to anyone other than his attorney or tax advisor, except to the extent such disclosure may be required for accounting or tax reporting purposes or otherwise be required by law or direction of a court. Nothing in this provision shall be construed to prohibit Executive from disclosing this Agreement to the EEOC in connection with any complaint or charge submitted to that agency.

7. In the event that any provision of this Agreement (or part thereof) should be held void, voidable, or unenforceable, such provision (or part thereof) shall be severable and the remaining portions shall remain in full force and effect.

IN WITNESS WHEREOF, I have signed this Release on the        day of       , 20      .

Billy F. Mitcham, Jr.